Exhibit 99.5

From:	Grier, John F [BKG-IB] <###>
Sent:	Friday, January 24, 2025 3:34 PM
To:	###
Cc:	Adavikolanu, Rohith [BKG-IB]
Subject:	FW: Top Gun response to Whatley

Mark,

I asked Barry and Bill to address some of the questions you asked yesterday. Their response is below.

Roh and I are happy to follow up at your convenience.

Best,

John

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From: [flyfrontier.com] Biffle, Barry <###>

Date: Friday, Jan 24, 2025 at 6:20 PM

To: Grier, John F [BKG-IB] <###>

Cc: Bill Franke <###>, brianfranke <###>, Andrew Broderick <###>, Link, Brian [BKG-IB] <###>, Adavikolanu,

Rohith [BKG-IB] <###>, Patel, Sagar1 [BKG-IB] <###>, Grasberger, Nick [BKG-IB] <###>

Subject: Top Gun response to Whatley

John:

You have asked Bill and I to address several questions that Mark Whatley of Evercore raised yesterday. Please find our responses below.

Question 1. Why now? Saturn is just a few weeks from exit and we are proposing they stay in Chapter 11 for additional months. This imposes considerable costs and risks on then. Why does this need to happen now, why not wait until they exit and then engage?

There are several reasons.

First, under the current standalone plan, you will emerge highly levered, losing money at the operating level and this would not be a transaction we would pursue. Standalone, Saturn emerges over 8x levered and it takes two years to get down to 5x (still a high level). Pro forma, the companies would emerge close to 5x while we wait for the synergies to kick in. Your debt construct also encumbers all the remaining collateral at high LTVs. Secondary liquidity that we might need during the integration period would be unavailable were we to need it.

The second reason relates to that last point. If Saturn emerges standalone as per its plan, we think the company is so weak and highly levered as to attract predatory competitive attacks, and we worry that Saturn could be quickly weakened to the point that a merger is not a prudent risk. Further, we don’t know what Saturn’s proposed management team is, and a new team in place may struggle to find the right commercial fixes the company needs, exacerbating what could be a tough re-entry.

The sooner we can take control of the combined companies, the sooner we can stabilize Saturn. If you pursue the current standalone plan, it will be some time before we could contemplate reengaging, if at all.

Question 2. What is different now from late last year when you walked away?

Last year we saw several significant liquidity holes and uncertainties that needed to be plugged. In addition to the operating cash flow requirements, we identified substantial risk around the [   ] contract and compliance with [   ] covenants. Combining all of the above, our diligence identified a ~$500 million gap and that assumed that Saturn was successful delivering substantial improvement to your yields over the next several quarters. The partial settlement of the [   ] contract removed some of that uncertainty, and the $350 million creditor equity contribution less the Chapter 11 costs plus slightly lower debt helps bridge that gap. Any external shock (competitive response, higher fuel prices or the like) or a miss on your revenue forecast and the cash required to fund the Saturn operations to a successful recovery could increase materially. There has been some relief in that the revenue environment generally has improved, which mitigates some of what we saw as too large a risk.

Barry

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